Exhibit A

AIRPLANES GROUP PAYMENTS ON THE NOTES AND THE CERTIFICATES

New York, December 11, 2003:

Airplanes Limited and Airplanes U.S. Trust (together with their respective subsidiaries, “Airplanes Group”) have announced that their cash flows are insufficient to pay minimum principal on the class A notes in full on the December 15, 2003 payment date. The minimum principal amount payable on the class A notes on this payment date is $13.3 million, however the minimum principal amount which can be paid is $12.7 million, resulting in a minimum principal outstanding of $0.6 million. Interest on the class A notes will be paid in full.

Since minimum principal on the class A notes ranks ahead of interest and minimum principal on the class B notes and interest on the class C and D notes in the order of priority, cash flows are insufficient to pay any interest or minimum principal on the class B notes or any interest on the class C and D notes on December 15, 2003. Principal payments on the class C and D notes will continue to be deferred. In addition, cash flows are insufficient to allocate any funds to the “Second Collection Account Top-up” on this payment date.

For further information about Airplanes Group, please refer to the Form 10-Q for the period ended September 30, 2003 as filed with the Securities and Exchange Commission, available at their website at http://www.sec.gov or contact: Aengus Kelly or Louise O’Donnell of Airplanes Group's Administrative Agent at tel: 31 20 655 9655 or 353 61 723627, respectively or visit our website at http://www.airplanes-group.com.